Exhibit 99.1

Tidewater Reports Third Quarter Results For Fiscal 2006

NEW ORLEANS, January 24, 2006—Tidewater Inc. (NYSE:TDW) announced today third quarter net earnings for the period ended December 31, 2005, of $60.0 million, or $1.04 diluted earnings per common share, on revenues of $234.6 million. For the same quarter last year, net earnings were $19.8 million, or $.34 per share, on revenues of $187.6 million. Net earnings in the immediately preceding quarter ended September 30, 2005, were $82.2 million, or $1.42 per share (inclusive of a $42.8 million, or $.74 per share, gain related to the sale of six vessels during the quarter), on revenues of $204.4 million.

As previously announced, Tidewater will hold a conference call to discuss December quarter earnings on Tuesday, January 24, 2006 at 10:00 a.m. CST promptly following the Company’s release of quarterly earnings. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 1:00 p.m. CST on January 24, 2006, and will continue until 11:59 p.m. CST on January 25, 2006. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 3996302.

A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until February 24, 2006.

Tidewater Inc. owns and operates nearly 550 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Note: all per-share amounts are stated on a diluted basis.

Contact: Keith Lousteau or Joe Bennett (504) 568-1010

Financial information is displayed on the next page.

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	December 31, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$167,064	15,376
Trade and other receivables, net	232,148	169,784
Marine operating supplies	40,351	38,959
Other current assets	4,437	3,837

Total current assets	444,000	227,956

Investments in, at equity, and advances to unconsolidated companies	35,240	32,074
Properties and equipment:
Vessels and related equipment	2,442,080	2,483,970
Other properties and equipment	50,047	48,512

	2,492,127	2,532,482
Less accumulated depreciation and amortization	1,121,782	1,080,296

Net properties and equipment	1,370,345	1,452,186

Goodwill	328,754	328,754
Other assets	116,971	172,203

Total assets	$2,295,310	2,213,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	81,129	82,261
Accrued property and liability losses	8,368	9,286
Income taxes	10,024	695

Total current liabilities	99,521	92,242

Long-term debt	300,000	380,000
Deferred income taxes	179,903	184,410
Accrued property and liability losses	28,144	34,778
Other liabilities and deferred credits	95,695	79,041
Stockholders’ equity:
Common stock of $.10 par value, 125,000,000 shares authorized, issued 60,488,807 shares at December and 60,718,231 shares at March	6,049	6,072
Other stockholders’ equity	1,585,998	1,436,630

Total stockholders’ equity	1,592,047	1,442,702

Total liabilities and stockholders’ equity	$2,295,310	2,213,173

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share and per share data)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Vessel revenues	$228,086	170,076	611,708	481,076
Other marine revenues	6,473	17,517	19,369	31,461

	234,559	187,593	631,077	512,537

Costs and expenses:
Vessel operating costs	103,414	101,825	315,629	298,650
Costs of other marine revenues	5,226	15,007	14,750	25,914
Depreciation and amortization	26,892	25,298	79,843	73,936
General and administrative	22,855	18,741	61,547	54,045
Impairment on long-lived assets	3,050	—	3,050	—
Gain on sales of assets	(5,275)	(2,837)	(75,462)	(10,517)

	156,162	158,034	399,357	442,028

	78,397	29,559	231,720	70,509
Other income (expenses):
Foreign exchange gain (loss)	136	(645)	1,155	(195)
Equity in net earnings of unconsolidated companies	2,228	1,169	7,110	4,501
Minority interests	22	(36)	27	(23)
Interest and miscellaneous income	2,429	695	5,246	1,887
Interest and other debt costs	(2,357)	(1,694)	(6,630)	(4,704)

	2,458	(511)	6,908	1,466

Earnings before income taxes	80,855	29,048	238,628	71,975
Income taxes	20,833	9,295	67,554	23,032

Net earnings	$60,022	19,753	171,074	48,943

Earnings per common share	$1.05	.35	2.99	.86

Diluted earnings per common share	$1.04	.34	2.96	.86

Weighted average common shares outstanding	57,231,972	57,035,705	57,217,573	56,919,397
Incremental common shares from stock options	696,163	233,024	530,842	137,005

Adjusted weighted average common shares	57,928,135	57,268,729	57,748,415	57,056,402

Cash dividends declared per common share	$.15	.15	.45	.45

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended December 31,
	2005	2004
Net cash provided by operating activities	$183,644	110,595

Cash flows from investing activities:
Proceeds from sales of assets	199,625	14,362
Additions to properties and equipment	(125,609)	(153,983)

Net cash provided by (used in) investing activities	74,016	(139,621)

Cash flows from financing activities:
Borrowings	30,000	90,000
Principal payments on debt	(110,000)	(40,000)
Proceeds from issuance of common stock	8,984	4,162
Common stock repurchases	(8,691)	—
Cash dividends	(25,907)	(25,691)
Other	(358)	(1,039)

Net cash (used in) provided by financing activities	(105,972)	27,432

Net change in cash and cash equivalents	151,688	(1,594)
Cash and cash equivalents at beginning of period	15,376	17,636

Cash and cash equivalents at end of period	$167,064	16,042

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$8,188	8,853
Income taxes	$19,394	24,542

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